Exhibit 10.1

ANNUAL BONUS OPPORTUNITIES FOR FISCAL 2006 FOR THE NAMED EXECUTIVE OFFICERS OF WESTMORELAND COAL COMPANY

This exhibit summarizes the annual bonus potentially payable to the named executive officers of Westmoreland Coal Company (the “Company”) under the Company’s annual incentive plan. The term “named executive officers” is defined in Item 402(a)(3) of Regulation S-K, and in accordance with that item, the identity of the named executive officers is determined as of December 31, 2005. The annual incentive plan takes the form of resolutions adopted by the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) and does not exist separate from those resolutions.

The Committee has established a set of weighted performance objectives for each of the Company’s executive officers and key managers for 2006. The objectives established by the Committee for 2006 relate to safety at the Company’s operations (35% weight) and the Company’s financial performance relative to the budget approved by the Board (30% weight). In addition, the Committee may, in its discretion, award a bonus based upon individual performance, which has a 35% weight. In evaluating whether to award a bonus for individual performance, the Committee is expected to recognize the relative contributions of specific individuals to the accomplishment of strategic objectives, outstanding performance, individuals’ special efforts, and other similar factors.

The Committee has established a target bonus level for each of the Company’s executive officers and key managers. In setting these levels, the Committee was advised by an independent human resources consulting firm. Target bonus levels for the named executive officers range from 40% to 60% of an individual’s base salary, according to the responsibility level of the executive. The maximum bonus that any individual may earn is equal to twice the target bonus level. An individual’s annual bonus award will be equal to (i) the individual’s performance in the measured areas (expressed as a weighted percentage) multiplied by (ii) the applicable percentage of the individual’s base salary, multiplied by (iii) the individual’s base salary.